EXHIBIT 21

Subsidiaries of the Registrant

AeroGo, Inc.

Incorporated in the State of Washington

Allegany Technology Inc.

Incorporated in the State of Delaware

Revere Transducers, Inc.

Incorporated in the State of Delaware

Revere Transducers Europe BV

Incorporated in the Netherlands

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